Exhibit 99.3

NEWS RELEASE
Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
Senior Director	(212) 213-0006
631-962-2043
Kim Wittig (media)
Director
631-962-2135

U.S. Patent and Trademark Office Grants Reissued Patent Replacing OSI Pharmaceuticals’ Tarceva® Composition of Matter Patent

MELVILLE, NEW YORK – December 29, 2009 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced that the U.S. Patent & Trademark Office (PTO) has granted reissue patent RE41,065, replacing Tarceva’s® (erlotinib) composition of matter patent (formerly  No.5,747,498).  The Company had applied for the reissue patent in February 2008, and on September 17, 2009 the Company had announced that the PTO had issued a “Notice of Allowance” accepting the Company’s application to correct certain errors relating to the claiming of compounds, other than Tarceva, which had fallen outside of the scope of the main claim of the patent.  The reissue patent will have the same November 18, 2018 expiration date (excluding any potential six-month pediatric exclusivity period) as the original ‘498 patent.

“We believe the reissue of the Tarceva patent, which now includes a claim that solely identifies Tarceva, is a highly successful outcome,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals.  “In addition, we view this reissue grant as a positive step in managing generic challenges to the Tarceva patent estate.”

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to "shaping medicine and changing lives" by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  Factors that might cause such a difference include, among others, OSI's and its collaborators' abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva,  competition to Tarceva and OSI’s drug candidates  from other biotechnology and  pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls,  OSI's ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

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